Exhibit 11.1
ICA
BUSINESS ETHICS AND CONDUCT CODE
EMPRESAS ICA, S.A.B. DE C.V.
BUSINESS ETHICS AND CONDUCT CODE1
Introduction
This Business Ethics and Conduct Code is a guide that promotes honesty and ethical behavior and it shall be applicable to all Supervision and Direction personnel (the Officers) of Empresas ICA, S.A.B. de C.V., and its Subsidiaries (The Company).
The officers of the Company are committed, without concession, in everything they do and in the manner which they relate with one another and with outsiders to the Company. Notwithstanding that the legal standards of the Code contain provisions derived from the Securities Market Law, the bylaws of the Convention of the Organization for Economic Co-operation and Development (OECD) and provisions contained in the Sarbanes Oxley Act, in some cases they go beyond these legal obligations. In this regard, the Code reflects the values defining the Company and its interest in preventing any circumstance resulting from conduct that is or seems improper. The standards of this Code may be explained in detail or implemented through observance manuals, including those related to specific areas of operation of the Company. This Code is available in our inner net (intranet), and the General Counsel’s and the Human Resources’ offices.

[1]	Approved by the Board of Directors on May 3, 2004.

Revised and amended by the Corporate Practices Committee on January 15, 2007 and approved by the Board of Directors on January 29, 2007.

Revised and amended by the Corporate Practices Committee on January 19, 2009 and approved by the Board of Directors on January 26, 2009.

ICA
BUSINESS ETHICS AND CONDUCT CODE
Each one of the officers is personally responsible for making sure that decisions and actions of the operation of the Company comply at all times with the text and spirit of this Code. Given the speed of the changes in the industry, no set of legal provisions may be considered the last word in every circumstance. Whenever any doubt may arise in connection with the application of any legal provision or whenever no precedent of a specific situation involving an ethical issue exists, consultation must be requested at the General Counsel’s Office. Further, every officer is under the obligation to report other employees’ behavior whenever such behavior seems to violate this Code or any other observance policy or procedure of the Company.
All Supervising and directing personnel, including the officers and members of the Board of Directors of the Company, are bound to proceed in all cases, under the standards of this Code, both orally and factually. It is expected that the Supervision and Directive personnel promote and adhere to the “open door” policy. This means they must be available to any employee or officer having any concerns, questions or complaints on ethical issues. These may also be taken before any regular member of the Board of Directors of the Company, whether an officer of the Company or an independent director. Any concerns, questions or complaints shall be received and handled with promptness, confidentiality and professionalism. No reprisals are to be taken against any employee who may submit any concern, question or claim in good faith.

ICA
BUSINESS ETHICS AND CONDUCT CODE
BUSINESS ETHICAL AND CONDUCT STANDARDS
The following standards of conduct shall apply to all officers. Any violations to the aforementioned standards shall result in an immediate disciplinary action that may include termination of employment with cause.
Observance of the Laws
It is the Company’s policy to be recognized as an entity that honors legal provisions. Regardless of the place where the Company does business, it is necessary that the Company’s officers comply with the laws, rules and other applicable provisions. The officers are also responsible for the fulfillment of agreements, copyright concessions, licenses, patents, confidentiality agreements and any other contractual obligation undertaken. The provision of this Code shall be interpreted in the light of the law and practices of the countries where the Company conducts its business, as well as with common sense. There is no excuse for the violation of this Code; the reasons “because everybody does it” or “it is not illegal” are not acceptable.
Conflict of Interests
The Company acknowledges and honors the rights of its officers to participate in activities of private nature that do not imply any conflict of interests with the Company in any manner whatsoever or that may derive in the detriment of the same. No officer shall participate in any activities or establish relations that may be interpreted as a conflict of interest or that may reflect negatively on the officer’s loyalty towards the Company.

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BUSINESS ETHICS AND CONDUCT CODE
A conflict of interest occurs at the moment when personal interests interfere with any of the Company’s interests.
The Company, in order to conduct its operations effectively, has to be sure of the loyalty of its officers. Hence, the officers shall refrain from establishing relations that may affect their judgment in regard to what is best for the Company. Any relations that may appear as a conflict of interest shall be avoided. These norms may not be avoided even when acting through a third party outside of the Company.
Conflicts of interest may arise in many manners. For example, personal financial interests, obligations with other Companies or with a Governmental Entity, or the desire to help a third party, including family members or friends, are cases that might divide the loyalty of any officer. In order to better understand the most common cases of conflict of interest, several specific standards are presented.
Any officer who believes that it is not possible to prevent a conflict of interest in a particular situation must disclose in writing all the circumstances surrounding the case and address it to his or her boss, who shall in turn submit it to the General Counsel’s office, and, whenever necessary, the General Counsel shall submit it to the Corporate Practices Committee and / or the Board of Directors.

ICA
BUSINESS ETHICS AND CONDUCT CODE
Conflict of interests with third parties derived from professional services
The Company’s officers are not allowed to work for or receive any compensation whatsoever derived from services provided to any client, distributor or supplier of the Company. Further, they may not act as members of the Board of Directors of other companies, or as officials of any governmental office without the prior approval of the Company’ General Counsel. Many of these situations may represent a conflict of interest. Even if the approval is granted, the officers shall be careful in their actions in order to clearly separate the Company’s activities from those that are not. The General Counsel’s office of the Company shall cooperate in the determination of those actions that may be carried out.
Conflict of interests derived from investments
The officers may not invest in companies or transactions of any competitor, client, distributor, or supplier of the Company, different from the transactions with bonds or shares of public companies, and they may not speculate or trade with materials, equipment, provisions, goods or services purchased by the Company. Furthermore, the officers may not invest in any shares or securities of any competitor, client, distributor or supplier, if these investments had any influence, or may appear to have any influence, in their activities in the name of the Company. In case of doubt on how to perceive an investment, the General Counsel’s office shall be consulted.

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BUSINESS ETHICS AND CONDUCT CODE
Conflicts of interest derived from the use of Company time and the Company’s assets for officers’ own benefit
Officers shall not be authorized to carry out any work other than the Company’s or to carry out such work within the Company’s facilities or within the work schedule, including any paid leave. The use of the Company’s assets (equipment, materials, resources or information owned by the Company) shall not be allowed for the completion of any external work or for personal use.
The Board of Directors, with the previous opinion of the Corporate Practice Committee, will approve the policy for the use of the Company’s assets.
Conflict of interests due to loans granted to employees
The loans granted to officers and the Company’s collateral securing obligations of officers undertaken for personal reasons may also constitute a conflict of interest. Such loans are legally forbidden in the case of the members of the Board of Directors and executive officers. It is the general policy of the Company that such loans and collaterals are not granted to employees.

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BUSINESS ETHICS AND CONDUCT CODE
Conflict of interests derived from third parties’ courtesies and gifts
Gifts and courtesies accepted by officers or members of their families may constitute a conflict of interest. Although gifts equivalent to a maximum amount of 25 times the minimum salary in effect in the Federal District are allowed, it is forbidden to accept anything else that may be reasonably considered to affect one’s good judgment or that may signify any understanding, whether express or implied, that the beneficiary becomes obliged in any manner to do something in return. Accordingly, the officers may accept courtesies, provided such courtesies do not surpass whatever is reasonable within the business context, and further provided it may lead to the benefit of the Company. It is strictly forbidden to officers to solicit gifts, gratifications or business courtesies for themselves or for any of their family members, friends or third parties.
Conflict of interests derived from relations with family members and friends
The Company’s conduct standards do not intend to interfere in the private life of the officers. Notwithstanding the foregoing, situations may arise, where the relations with family and friends constitute conflicts of interests.
It is not allowed for officers to supervise, review or influence the evaluation of the work or salary of their close family members. The officers that have family members or friends that work for companies seeking the supply or actually supplying goods or services to the Company may not use their personal influence to affect the negotiations. The officers having family members and friends working for the competitors shall refrain from providing information on the Company, as well as from receiving and transferring information from inside the Company to competitors.

ICA
BUSINESS ETHICS AND CONDUCT CODE
Conflict of interests derived from public activities
We encourage the officers to participate in civic activities in their communities, including activities related to education and philanthropy. When doing so and when making any public comments, they should clarify that their viewpoints are personal and not the Company’s. The participation in or the service to the community may also create situations where conflicts of interests could arise. This may occur, for instance, whenever the community is negotiating with the Company for any goods or services or any other business. The Law may request the officer to refrain from taking any decisions when these circumstances exist, depending of his position in the Company and other factors. Before making such decision, the officer should look for advice from the representative of the community and the Company’s General Counsel. In the event the officer refrains from making such decision, he or she shall explain his or her action is intended to avoid a possible conflict of interest or the appearance of the same. No officer may perform any service request whatsoever that is not related to the Company’s business or any that is to be carried out in its facilities without the approval of his or her boss.
No political contributions may be made as the Company’s representative. No lobbying activities or any other activity appearing as such may be carried out before any governmental agency or public officer using the Company’s name.

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BUSINESS ETHICS AND CONDUCT CODE
Use of position and relations in their own benefit
The officers shall not appropriate for themselves, or for any other person or organization, the benefit of any company with which they hold relations, or of any actual or potential opportunity of which they become aware in the performance of their employment and that relates with the kind of business conducted by the Company, without the prior approval of the same. It is not allowed for the officers to compete directly or indirectly with the Company. The officers shall be obliged to promote the legitimate interests of the Company provided the opportunity to do so arises.
Abuse of privileged information
In the course of their duties, the officers may have access to information of the Company or other companies that is not available to the general public. It is strictly forbidden to use non-public information or internal information with the purpose of negotiating stock or other securities, whether by the officers themselves or by their family members or by any other person to whom the officer may have provided information. It is not only unethical but also illegal and could result in civil and criminal sanctions for the officer in question.

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BUSINESS ETHICS AND CONDUCT CODE
The laws forbid negotiating stock or other securities of the Company, who may possess relevant non-public information. Usually, relevant information is defined as any information that may influence a good faith investor to purchase, sell or keep stock or other securities. The relevant information may include financial results, financial projections, possible mergers, acquisitions or de-investments, material development of products or services and important changes in the direction of the Company. The laws forbid those who possess relevant non-public information from using it to provide evidence to anyone that may deal in such information.
The violation of stock exchange laws may result in civil and criminal sanctions, including economic sanctions or physical detention. The officers, who may not be sure of the legal interpretation regarding the purchase and sale of securities, shall consult the Company’s General Counsel before negotiating stock or other securities. Any officer who participates in negotiations by utilizing privileged information shall be subject to an immediate termination of employment with cause.
Confidential information and patents
Information is a valuable asset of the Company. All the officers are bound to safeguard the confidential information or property of the Company, as well as the information that clients and suppliers have entrusted to them. In general terms, confidential and proprietary information is that which has not been disclosed to the general public, that gives the Company an advantage over its competitors or that may expose the Company to damages and losses, when disclosed in advance or inappropriately, such as formulas, patents, registered trademarks, technology and exclusive processes, constructive processes, alternative processes to be proposed to clients, as well as financial information, corporate strategy and confidential information on relations with clients and suppliers, among others. Any officer who may not be sure as to what information is to be treated as confidential or proprietary, shall consult his or her boss or the Company’s General Counsel.

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BUSINESS ETHICS AND CONDUCT CODE
All officers shall be aware, at all times, that it is their duty to protect confidential or proprietary information. In no event may they discuss any confidential or proprietary information in public places. They may not disclose any confidential or proprietary information to third parties without the express approval of the Company’s General Counsel, unless a competent authority requires this.
The obligation to preserve the confidential and proprietary information of the Company is not limited to the period of employment with the Company. Said obligation shall survive, even after the officers have left the Company.
Fair treatment
The Company is committed to treating all its clients, suppliers, competitors, officers and employees in a fair and honest manner.

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BUSINESS ETHICS AND CONDUCT CODE
Fair treatment of clients
To do business with clients in a fair and honest manner means that negotiations must be based on the quality of the Company’s products and services and on its capacity to fulfill its undertakings. Whenever it is required that the products or services meet clients’ specifications, it is forbidden that officers utilize false data or manipulate data in such manner as to pretend such specifications are met. It is also against the Company’s policies to refuse to deal with clients that are also acquiring products or services from our competitors. Violation of this policy may also constitute a violation of the competition or antitrust laws. The officers in charge of invoicing clients are obliged to reflect in such invoices, in an accurate manner, the cost of the services or products in the terms agreed in every deal.
The officers may not offer clients any benefit, reward or premium expressly forbidden by the laws or the Company’s policies and proceedings. When doing business it is permitted to carry out marketing and advertising procedures of common use, including the traditional promotional events, provided, however, they do not infringe upon the law nor expose the Company to any contingency.
Fair treatment to suppliers
Doing business in a fair and honest manner with suppliers means that the officers in charge of making the purchases or hiring services for the Company do such in an objective manner. Suppliers shall be selected on the basis of price, quality and characteristics of the goods or services. The officers shall not accept or seek any benefit from an actual or potential supplier that may alter their judgment or that may appear as such. It is also contrary to the Company’s policies to require suppliers to stop doing business with competitors or to require them to purchase the Company’s products or services as a condition for continuing to do business with them. Failure to comply with this policy may also result in a violation to the competition or antitrust laws.

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BUSINESS ETHICS AND CONDUCT CODE
Fair treatment to competitors
It is the Company’s policy to compete only on the basis of the merits of its products or services. Accordingly, any false or misleading representations about competitors or any insinuation about the same or in connection with their products or services shall be forbidden. Any comparison of the Company’s products or services with those of its competitors shall be precise and supported with facts.
The use of illegal or non-ethical means by officers to obtain information on competitors is forbidden. This includes the appropriation of business proprietary or confidential information or any attempt to induce the disclosure of such information to employees or former employees of the corporations, by adopting a false identity or by any other means. If any officer has any doubt as to the legality of the information he or she possesses or as to the manner it was obtained he or she must consult the Company’s General Counsel’s office. The officers shall treat the information related to competitors with sensibility and discretion. This information must be available only in an adequate legal and ethical context, and opened only to those officers having a legitimate need to know it.

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BUSINESS ETHICS AND CONDUCT CODE
Fair treatment to employees
The Company acknowledges that its officers and employers are its most valuable asset. The Company treasures the contribution each one makes and it is committed to treating them with respect. This includes the preservation of the confidentiality of the records of officers and employers, refraining from interfering in their privacy and supporting to the maximum level possible the aspirations of those in the work place.
Limitations to competitiveness
The majority of countries have laws that regulate the forms in which the Company may compete. The purpose of these laws, sometimes known as competition or antitrust laws, is to prevent the interference with a free market. Under these laws, the corporations or individuals are not allowed to agree in a formal or informal manner with other companies or individuals, or to commit to other activities that may limit free competition. Illegal practices may include, among others, fixing prices, allocating clients or territories, or illegally using a controlling position in the market.
It is forbidden to officers to discuss sensitive information with competitors, such as price policies, competitive bidding and contractual terms, alternatives of processes to be proposed to clients, unit prices, costs, inventories, products or marketing plans, constructive processes, marketing research and other non-public or confidential information. Such comments or any cooperation with a competitor on competitively sensitive business may be illegal. Under certain circumstances, however, officers are allowed to discuss confidential information with competitors, with the prior approval of the Company’s General Counsel’s office. The officers are required to report the Company’s General Counsel as soon as possible any situation where any competitor would have mentioned any of these matters or has suggested cooperation with respect of any of such matters.

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BUSINESS ETHICS AND CONDUCT CODE
Austerity
It is the Company’s policy to operate in an austere but decorous manner, through the efficient use of resources, limiting useless or superfluous expense.
Protection and proper use of the company’s assets and other resources
The success of the Company requires the commitment by all its officers and employees to give adequate assignment and use to its tangible or intangible assets. For these purposes, the Company’s assets include equipment, supplies, real estate, tools, inventories, cash, equipment and computing systems, computing packages, computer data, vehicles, records or reports, non-public information, intellectual property or other sensitive information or materials, voice mails, electronic or telephonic communications, as well as any of the Company’s funds in any manner. The officers and employees are obliged to protect the Company’s assets against losses, damages, misuse, theft or sabotage, as well as to make sure of the efficient use of the Company’s assets. The Company’s assets shall be utilized only for business purposes. The administration shall approve any Company’s use of assets or services for any use other than for its own benefit.

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BUSINESS ETHICS AND CONDUCT CODE
Adequate books and records
The laws require the Company to verify that its books and records reflect, in a correct and clear manner and with reasonable detail, the acknowledgement of its transactions and composition of its assets. It is a violation of the Company’s policy and it is also illegal for any officer to influence or act in such manner as to affect the correctness of the books and records of the Company. The officers must not participate or favor the creation of misleading, deceitful or false records.
It is expected that officers fully cooperate in the activities pertaining to the in-house or external auditors of the Company. Particularly, all the officers and employees of the Company shall strictly respect them.
Access to the Company’s assets, transactions under approval and their recording
Access shall only be permitted under the specific or general authorization of the administration. Transactions shall be carried out in accordance with the specific or general authorization of the administration. Transactions carried out by the Company shall be recorded in such manner as to allow the preparation of the financial statements of the Company in accordance with generally accepted accounting principles and applicable provisions to reflect the correct presentation of the Company’s assets and transactions.

ICA
BUSINESS ETHICS AND CONDUCT CODE
Adequate books and records
All the Company’s books and records shall be accurate and complete. It is strictly forbidden to carry out false or misleading accounting entries, to omit the recording of any liability or to fail to disclose any bank account, as well as to acknowledge non-existing assets with any purpose. The Company shall sanction the officers and employees that carry out any of the aforementioned practices.
Additional ways to combat the aforementioned practices include, among other practices, the maintenance of corporate books and records under control and implementing auditing standards that prohibit and impede off balance sheet entries, concealing the nature of the transaction, and the use of false documents. (See Bribery of Public Officers section.)
Justification of payments
No officer may authorize disbursements of the Company’s funds, knowing that they are to be used in part for a purpose other than the one described in the supporting documents of such payment.

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BUSINESS ETHICS AND CONDUCT CODE
Adequate internal control
The necessary administrative and accounting controls must be implemented to provide a reasonable guarantee that the Company complies with the requirements described above and that the Financial Statements or other reports are accurate and reliable, and also that they reflect in a full, timely and truthful manner the required information or that which is material.
Complete, accurate and timely disclosure
The company is a public entity and its shares are registered for their negotiation and trade among the public investors. For this reason, the Company is obliged to make disclosures to the general public. The Company is committed to fully comply with all the requirements that are applicable to its public disclosures. The Company has implemented disclosure controls and procedures to guarantee that its public disclosures are timely, comply with the applicable regulation and that are in every way complete, truthful, accurate and understandable. All the officers in charge of preparing the public disclosures of the Company or those who supply information as part of this process are obliged to make sure that such disclosures and information are complete, accurate and that they meet the Company’s disclosure controls and procedures.

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BUSINESS ETHICS AND CONDUCT CODE
Discrimination and harassment
The Company is committed to provide a work environment free of any form of discrimination derived from race, ethnic group, gender, beliefs, religion, age, disability or sexual preferences. It is the policy of the Company to provide equal opportunities to all employees in regard to their employment, salary level, training and development, promotions and other working conditions. The decisions on employment shall comply with all the applicable laws in labor matters.
The Company shall not tolerate harassment, including sexual harassment, in any form. This includes oral or physical behavior humiliating or threatening any employee, creating a hostile working environment, interfering irrationally with the individual performance of work or that in any other manner may adversely affect responsibilities in individual work.
Safety and Hygiene
The Company endeavors to provide its employees with a healthy and safe working environment. All the officers are responsible for supporting the achievement of this goal by following the safety and hygiene rules. The employees must know the safety procedures applicable to their work places and they must observe them. The Company encourages the necessary measures to prevent its officers and employees from consuming drugs or harmful substances and the consumption of alcoholic beverages in excess.

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BUSINESS ETHICS AND CONDUCT CODE
Environment
The Company’s commitment with clients, shareholders, authorities, the community and employees is to prevent pollution, to continuously improve the environment and to comply with all the environmental laws in effect.
Bribery of Public Officers
The practices that are considered acceptable in the commercial environment of business, such as courtesies in restaurants or the provision of trips, valuable courtesies or gifts, may result in the violation of local, state, federal or foreign laws, when businesses are processed with government officials or employees. The Company’s officers should not make valuable gifts to government officials or employees, if this may be interpreted as an attempt to seek to favor the Company. In the event of doubts as to the permitted interactions with government officials or employees, consultation is to be requested of the Company’s General Counsel’s office.

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BUSINESS ETHICS AND CONDUCT CODE
Commercial bribery or payoff of any kind seeking performance or failure to perform is a violation of the Company’s policy and also illegal under the federal and state laws, as well as under the provisions of the OECD Convention and the U.S. Foreign Corrupt Practices Act. Making any payment or giving any valuable item to any official of the domestic or foreign government is prohibited. This includes the making of any payment through intermediaries, such as sales representatives, advisors or consultants. Any violation of the applicable anti-corruption laws may result in severe civil and criminal penalties, both for the Company and for the individuals involved. It is strictly forbidden to offer any form of bribery or commission or to induce any person. Likewise, any attempt to by a public official to receive a bribe or commission, or to exert pressure to so receive, must be reported to the competent authorities to the extent that such acts are prohibited by criminal law and the acceptance of such bribe or commission would be a crime.
End of the year gifts that are provided in a general manner to public officials, and that are within the limits provided by law, must be authorized by the Chief Executive Officer.
Bribery of any kind to a third party’s employees or agents is a violation to the Company’s policy and it is against the law. It is strictly forbidden for officers and employees to offer any form of bribery, commission or to induce any person.

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BUSINESS ETHICS AND CONDUCT CODE
Exemptions to the Business Ethics and Conduct Code
Any petition of release or exemption in any manner to this Code must be requested in advance from the Company’s General Counsel. Exemptions involving any of the executive officers or Members of the Board of Directors may only be granted by the Board of Directors or the Corporate Practices Committee. All releases or exemptions granted to executive officers and directors shall be disclosed to the shareholders of the Company. All personnel shall acknowledge that in general, the Company will not grant any exemptions and it shall only do so when fully justified.
Government Investigations
The Company shall fully cooperate with any governmental investigation. Any officer who may reasonably believe that an investigation or request from the government represents a risk or a threat of some consideration, in connection with any of the transactions or practices of the Company, even if this consideration goes beyond the scope of their responsibilities, shall inform the Company’s General Counsel of such situation and shall provide evidence supporting such belief. Tax audits and environmental inspections shall be considered as routine governmental practice and hence not included hereunder.
The Company may not always protect both its own interests and those of its officers, without resulting in a conflict of interest. In this case, the officer may need his or her own attorney. The fact that the Company pays the legal expenses of the officer shall depend on applicable or legal or other restrictions, as well as on the facts and circumstances of the issue in question.

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BUSINESS ETHICS AND CONDUCT CODE
Audits, investigations, disciplinary action
The Company shall carry out, through the in-house auditor on a periodic basis, audits on the compliance with this Code. Accusations of any potential misconduct shall be investigated by the appropriate personnel at a corporate level or at the level of the operational unit, with the prior notice to the Company’s General Counsel, and shall be reported to the Board of Directors or to the Audit Committee and the competent authorities. It is warned that any false accusations of any misconduct shall result in a disciplinary action. All officers are required to fully cooperate with any internal or external investigation. Officers shall also keep confidential any investigation and related documents, unless they are specifically authorized by the Company’s General Counsel to disclose such information.
The appropriate disciplinary measures derived from the violation of this Code may include admonition, restitution or even the termination of employment. Disciplinary actions may also include the transgressor’s immediate boss, to the extent the Company determines that the violation involved his or her participation or reflected his or her negligence.
Any individual that carries out any action of any kind in reprisal against the officer that submitted, with good faith, any doubt or concern as to the compliance of this Code, shall be subject to several sanctions, which may include the termination of employment with cause.

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BUSINESS ETHICS AND CONDUCT CODE
The Company’s policies in regard to preservation of documents strictly prohibit the destruction or alteration of incriminating documents in an attempt to hinder a pending investigation, a presumable investigation, an investigation proceeding or an investigation under study.
Where to obtain advice
Officers who may have any questions on this Business Ethics and Conduct Code, shall first address to his or her immediate boss. The “open door” policy of the Company provides the officers and employees the freedom to approach any director with ethical questions and concerns, without fear of reprisals. All consultations submitted by officers and employees in good faith, shall be dealt with as soon as possible, professionally and without risk of sanction of any type.

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BUSINESS ETHICS AND CONDUCT CODE
ACKNOWLEDGEMENT OF ACCEPTANCE
I acknowledge that I have received, read and understood the Business Ethics and Conduct Code and that my conduct as an officer of this Company shall always comply with the standards and policies established in the Code, as well as any other policy of the Company.

Name:

Date: